Calculation of Filing Fee Table

Form S-8

(Form Type)

Singular Genomics Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule ⁴	Amount Registered ¹		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee ⁵
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	3,691,158	[2]	$0.543	[4]	$2,004,298.79	0.0001476	$295.83
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	738,231	[3]	$0.462	[4]	$341,062.72	0.0001476	$50.35

Total Offering Amounts							$2,345,361.51		$346.18
Total Fee Offsets									-
Net Fee Due									$346.18

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 EIP”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Common Stock (the “Common Stock”). Common Stock issuable under the 2021 EIP and 2021 ESPP were previously registered on Registration Statements on Form S-8 filed on May 27, 2021 (File No. 333-256568), March 12, 2022 (File No. 333-263535) and March 2, 2023 (File No. 333-270228).

(2)

Represents 3,691,158 shares of Common Stock that were automatically added to the shares reserved for issuance under the 2021 EIP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2021 EIP. The number of shares of Common Stock available for issuance under the 2021 Equity Incentive Plan is subject to an automatic annual increase on the first day of each fiscal year of the Company through 2031 equal to the lowest of (a) 5% of the total number of shares of Common Stock outstanding as of the last day of the prior fiscal year, or (b) a number of shares of Common Stock determined by the Registrant’s Board of Directors.

(3)

Represents 738,231 shares of Common Stock that were automatically added to the shares reserved for issuance under the 2021 ESPP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2021 ESPP. The number of shares of Common Stock available for issuance under the 2021 ESPP is subject to an automatic annual increase on the first day of each fiscal year of the Company through 2041 equal to the lowest of (a) 1,460,000 shares of Common Stock (subject to proportionate adjustment in the event of a stock split, stock dividend, reverse stock split, etc.), (b) 1% of the total number of shares of Common Stock outstanding as of the last day of the prior fiscal year, or (c) a number of shares of Common Stock determined by the Registrant’s Board of Directors.

(4)

This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price for the shares added to the 2021 EIP are based on the average of the high and low prices of the Common Stock on March 11, 2024, as reported on the Nasdaq Capital Market, which date is within five business days prior to the filing of this Registration Statement. The price per share and aggregate offering price of the shares added to the 2021 ESPP are based upon the average of the high and low prices of the Common Stock on March 11, 2024, as reported on the Nasdaq Capital Market, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchasers under the 2021 ESPP.

(5)	The Registrant does not have any fee offsets.